EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

SigmaTron International, Inc.

Elk Grove Village, Illinois

We hereby consent to the incorporation by reference in the Registration Statement on Form S8 (No. 333-166210) of SigmaTron International, Inc. of our report dated August 14, 2012, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

Chicago, Illinois

August 14, 2012